News From First Chester County Corporation

FOR IMMEDIATE RELEASE                  CONTACT:
                                       First National Bank Shareholder Relations
                                       (610) 344-2686


                        First Chester County Corporation
                             Earnings Increase 16.5%
                Financial Services Management Revenue Grows 20.1%


(October 16, 2000-West Chester) - Charles E. Swope, Chairman of the Board, President, and CEO of the First National Bank of Chester County, a subsidiary of First Chester County Corporation, announced that net income for the nine months ended September 30, 2000 was $4.464 million, an increase of 16.5% compared to the nine months ended September 30, 1999 net income of $3.831 million. For the quarter ended September 30, 2000 net income increased 13.1% to $1.528 million compared to $1.351 for the quarter ended September 30, 1999.

Basic net income per share increased 16.7% to $0.98 from $0.84 for the nine month period, and 13.3% to $0.34 from $0.30 for the quarter. Mr. Swope also announced an increase in Financial Management Services ("FMS") assets under management and custody of 10.8% to $446.7 million and a 20.1% increase in FMS related revenues to $2.289 million for the nine-month period ending September 30, 2000. Bank assets on September 30, 2000, were $533.5 million, an increase of $49.3 million or 10.2% compared to $484.2 million as of September 30, 2000.

On October 6 the Bank broke ground for its 13th location at the corner of Uwchlan Avenue and Sheree Boulevard in Lionville. The free-standing, colonial style two-story building will include a full-service branch and loan office serving the growing business and residential community in this part of the county. A grand opening is planned for January 2001.

"We experienced strong growth in both the Commercial and Financial Management Services Departments this quarter. First National will continue to provide excellent banking and financial services as Your Hometown Bank (registered trademark), Mr. Swope said. "We are committed to expanding our branch network into the fastest growing areas of the county, and to remaining the largest independent bank headquartered in Chester County."

First Chester County Corporation has 4,492,188 shares outstanding as of September 30, 2000 and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations department at (610) 344-2686 or visit our interactive website at www.fnbchestercounty.com.

                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES



                               STATISTICAL SUMMARY


(Dollars in thousands, except per share data)

STATEMENT OF CONDITION

                                                             SEPT 30,
                                                 -------------------------------


                                                      2000                  1999
                                                      ----                  ----
TOTAL ASSETS                                     $ 533,469             $ 484,239
GROSS LOANS                                        392,070               334,084
INVESTMENT SECURITIES                              102,550               118,736
DEPOSITS                                           449,801               428,272
SHAREHOLDERS EQUITY                                 40,960                38,366



                                                   FOR THREE MONTHS ENDED SEPT 30,           FOR NINE MONTHS ENDED SEPT 30,
                                                   -------------------------------           ------------------------------
STATEMENT OF INCOME                                   2000                  1999                 2000                  1999
-------------------                                   ----                  ----                 ----                  ----

INTEREST INCOME                                   $ 10,043               $ 8,908             $ 29,388              $ 25,923
INTEREST EXPENSE                                     4,422                 3,642               12,452                10,725
                                                   -------                ------              -------               -------

   NET INTEREST INCOME                               5,621                 5,266               16,936                15,198

PROVISION FOR LOAN LOSSES                              355                   184                  822                   493
                                                   -------                ------              -------               -------
   NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                        5,266                 5,082               16,114                14,705

NON-INTEREST INCOME                                  1,958                 1,212                4,691                 3,803
NON-INTEREST EXPENSE                                 5,106                 4,349               14,640                12,996
                                                   -------                ------              -------               -------
   INCOME BEFORE TAXES                               2,118                 1,945                6,165                 5,512
INCOME TAXES                                           590                   594                1,701                 1,681
                                                   -------                ------              -------               -------
   NET INCOME                                     $  1,528               $ 1,351             $  4,464              $  3,831
                                                   =======                ======              =======               =======
PER SHARE DATA (1)
NET INCOME PER SHARE (BASIC)                      $   0.34               $  0.30             $  0.98               $   0.84
NET INCOME PER SHARE (DILUTED)                    $   0.33               $  0.29             $  0.98               $   0.83
CASH DIVIDENDS DECLARED                           $  0.130               $ 0.125             $ 0.380               $  0.365
BOOK VALUE                                        $   9.12               $  8.43             $  9.12               $   8.43
BASIC WEIGHTED AVERAGE SHARES
OUTSTANDING                                      4,546,678             4,563,431           4,536,580              4,580,140
DILUTED WEIGHTED AVERAGE SHARES
OUTSTANDING                                      4,563,990             4,586,577           4,556,024              4,625,196